Exhibit 99.1

NEWS RELEASE

Contact:
Bobbi J. Roberts Vice President, Investor Relations Saxon Capital, Inc. 804.967.7879 robertsb@saxonmtg.com

For release February 19, 2004, 4:30 p.m. Eastern Time

Saxon Capital, Inc. Announces $1.1 Billion Asset-Backed Securitization

GLEN ALLEN, VA. (February 19, 2004) – Saxon Capital, Inc. (“Saxon”) (NASDAQ: SAXN), a residential mortgage lender and servicer, announced today the securitization by its subsidiary and the related offering of $1.1 billion of notes backed by non-conforming mortgage loans through lead manager Merrill Lynch & Co., and co-managers, Credit Suisse First Boston, JPMorgan, RBS Greenwich Capital, as described in the prospectus supplement and the prospectus.

The notes, which will be characterized as debt for both tax and financial reporting purposes, will represent obligations of Saxon Asset Securities Trust 2004-1 (“SAST 2004-1”), a Delaware statutory trust. The assets of the trust will include one group of mortgage loans secured by one-to-four family residential properties.

Saxon will use the proceeds from the securitization to provide long-term financing of the mortgage loans and for general corporate purposes.

Securities	Amount	Benchmark	Spread/Margin	Coupon	Ratings Moody’s/S&P
A	$ 913,000,000	1 Month Libor	0.27%	L+0.27%	Aaa/AAA
A-IO	Notional	N/A	N/A	2.00	Aaa/AAA
M-1	$ 68,750,000	1 Month Libor	0.53%	L+0.53%	Aa2/AA+
M-2	$ 57,750,000	1 Month Libor	1.13%	L+1.13%	A2/A+
M-3	$ 19,250,000	1 Month Libor	1.35%	L+1.35%	A3/A
M-4	$ 11,000,000	1 Month Libor	1.65%	L+1.65%	Baa1/A-
B-1	$ 15,950,000	1 Month Libor	1.75%	L+1.75%	Baa2/BBB+
B-2	$ 14,300,000	1 Month Libor	2.90%	L+2.90%	Baa3/BBB-
Total	$1,100,000,000

Copies of the prospectus and prospectus supplement relating to the certificates may be obtained from the Company.

About Saxon

Saxon is a residential mortgage lender and servicer that originates, purchases, securitizes and services real property secured mortgages. Saxon is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of approximately 4,000 brokers, 300 correspondents, and 27 retail branches. As of December 31, 2003, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $9.9 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release containing words such as “believes,” “anticipates,” “intends,” “estimates,” and other similar words, are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainty. Our actual results and the timing of certain events could differ materially due to a number of factors, such as changes in overall economic conditions and interest rates, changes in capital market and competitive conditions applicable to our industry, changes in the applicable legal and regulatory environment, and the continued success of management’s strategy. You should also be aware that all information in this news release is as of February 19, 2004 or as of the date indicated. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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